PLAN AND AGREEMENT OF MERGER
AND REORGANIZATION
OF
INTERSTATE DATA, INC.
a Kentucky corporation

INTO
AND
WITH

INTERSTATE DATA USA, INC.
a Delaware corporation

THIS PLAN AND AGREEMENT OF MERGER AND REORGANIZATION (this "Agreement") dated as of May 17, 2001, is adopted and made by and between INTERSTATE DATA, INC., a Kentucky corporation having its principal office at 2150 Carter Avenue, Ashland, Kentucky 41105 ("Interstate-Kentucky"), and INTERSTATE DATA USA, INC., a Delaware corporation having its principal office at 2150 Carter Avenue, Ashland, Kentucky 41105 ("Interstate-USA").

- PRELIMINARY STATEMENTS -

The Boards of Directors of Interstate-Kentucky and Interstate-USA have resolved and recommended for approval by their respective stockholders that Interstate-Kentucky be merged under and pursuant to the General Corporation Law of the State of Delaware (the "DGCL") and the Kentucky Business Corporation Act (the "KBCA") with and into Interstate-USA, a single corporation existing under the laws of the State of Delaware, which shall be the surviving corporation in a transaction qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended; and

Interstate-Kentucky is a corporation organized and existing under the laws of the Commonwealth of Kentucky, the authorized capital stock of which consists of 1,000 shares of common stock, no par value per share ("Interstate-Kentucky Common Stock"), of which 415.524 shares are issued and outstanding, but which shares shall be redeemed and cancelled as part of the proposed reorganization; and

Interstate-USA is a corporation, formed solely in order to consummate the Merger (as hereinafter defined), organized and existing under the laws of the State of Delaware, the authorized capital stock of which consists of 100,000,000 shares of which 80,000,000 are common capital stock, $0.001 par value per share ("Interstate-USA Common Stock") and 200,000,000 are preferred capital stock, $.001 par value per share ("Interstate-USA Preferred Stock"), of which one (1) share of Interstate-USA Common Stock is currently issued and outstanding, but such one (1) share shall be redeemed and cancelled as part of the proposed reorganization.

The respective Boards of Directors of Interstate-Kentucky and Interstate-USA have approved the Merger upon the terms and conditions hereinafter set forth and have approved and adopted this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

MERGER

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Interstate-Kentucky shall be merged with and into Interstate-USA pursuant to the provisions of, and with the effect provided in, the KBCA and the DGCL (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of Interstate-Kentucky shall cease and Interstate-USA, as the surviving entity, shall continue unaffected and unimpaired by the Merger except for certain changes to the Certificate of Incorporation and the Bylaws of the surviving entity discussed herein. (Interstate-USA as existing on and after the Effective Time is hereinafter sometimes referred to as the "Surviving Corporation.")

ARTICLE II

CONSENTS OF STOCKHOLDERS

Section 1. Interstate-Kentucky Written Consent of Stockholders. Interstate-Kentucky shall distribute a written consent to its stockholders in accordance with the KBCA to obtain their approval of this Agreement and the transactions contemplated thereby.

Section 2. Interstate-USA Special Meeting of Sole Stockholder. Interstate-USA shall conduct a special meeting for its sole stockholder in accordance with the DGCL to obtain his approval of this Agreement and the transactions contemplated thereby.

ARTICLE III

FILING CERTIFICATE OF MERGER AND ARTICLES OF MERGER; EFFECTIVE TIME OF THE MERGER

Section 1. Filing Certificate of Merger and Articles of Merger. If (a) this Agreement is approved by the stockholders of Interstate-Kentucky in accordance with the KBCA, (b) this Agreement is approved by the sole stockholder of Interstate-USA in accordance with the DGCL, and (c) this Agreement is not thereafter, and has not theretofore been, terminated or abandoned as permitted by the provisions hereof, then a Certificate of Merger and Articles of Merger, respectively, evidencing the transactions contemplated herein shall be filed and recorded in accordance with the DGCL and KBCA.

Section 2. Effective Time of Merger. The Merger shall be effective at the time and on the date specified in the Certificate of Merger and Articles of Merger, or if no time and date is specified, at the time and on the date at which the Certificate of Merger or Articles of Merger is filed with the Secretary of State of the State of Delaware or the Commonwealth of Kentucky, whichever is later (such date and time being herein referred to as the "Effective Time").

ARTICLE IV

CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation at the Effective Time shall be the Certificate of Incorporation of Interstate-USA in effect immediately prior to the Effective Time (attached hereto as Exhibit A).

Section 2. Bylaws. The Bylaws of the Surviving Corporation at the Effective Time shall be the Bylaws of Interstate-USA in effect immediately prior to the Effective Time (attached hereto as Exhibit B).

ARTICLE V

BOARD OF DIRECTORS

At the Effective Time, the Board of Directors of the Surviving Corporation shall consist of those persons serving as directors of record for Interstate-USA immediately prior to the Effective Time.

ARTICLE VI

CONVERSION AND EXCHANGE OF SHARES

Section 1. Each share of capital stock of Interstate-Kentucky issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into 43,318.73594212510 shares of capital stock of the Surviving Corporation, and the outstanding certificates representing shares of Interstate-Kentucky Common Stock shall thereafter represent shares of Interstate-USA Common Stock.

Section 2. At the Effective Time, each outstanding option to purchase shares of Interstate-Kentucky Common Stock immediately prior to the Effective Time shall by virtue of the Merger by converted into an option to purchase an equal number of shares of Interstate-USA Common Stock.

Section 3. At the Effective Time, the one share of issued and outstanding Interstate-USA Common Stock will be cancelled.

Section 4. On and after the Effective Time, the holder of the certificate theretofore representing one (1) outstanding share of Interstate-USA Common Stock shall surrender his certificate to Interstate-USA or its agent for redemption and cancellation.

Section 5. If any holder of shares of Interstate-Kentucky Common Stock shall, in accordance with the provisions of applicable law, seek appraisal and perfect dissenting stockholder rights to be paid the fair value of his or her shares, then such holder shall be entitled to receive such value as may be established pursuant to applicable law.

ARTICLE VII

FURTHER ASSURANCES

If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Interstate-USA, or otherwise carry out the provisions hereof, the proper officers and directors of Interstate-USA as of the Effective Time, and thereafter the officers of the Surviving Corporation acting on behalf of Interstate-USA, shall execute and deliver any and all property assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise carry out the provisions hereof.

ARTICLE VIII

TERMINATION

This Agreement may be terminated and the proposed merger abandoned at any time before the Effective Time of the Merger, and whether before or after approval of this Agreement by the stockholders of Interstate-Kentucky and the stockholders of Interstate-USA, if the Boards of Directors of Interstate-Kentucky and Interstate-USA duly adopt a resolution abandoning this Agreement.

ARTICLE IX

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky applicable to agreements made and entirely to be performed in such jurisdiction, except to the extent Federal law or the laws of the State of Delaware may be applicable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INTERSTATE DATA, INC., a Kentucky corporation

By: ______________________________
David E. Carter, President

INTERSTATE DATA USA, INC., a Delaware corporation

By: ______________________________
David E. Carter, President